Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pier 1 Imports, Inc. (the Company) pertaining to the registration of 7,296,777 shares of its common stock and to the incorporation by reference therein of our reports dated May 2, 2008, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended March 1, 2008, filed with the Securities and Exchange Commission.

/S/ERNST & YOUNG

Fort Worth, Texas
November 19, 2008